Filed Pursuant to Rule 424(b)(2)

Registration No. 333-253385

February 28, 2022

PRICING SUPPLEMENT

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Stock-Linked Underlying Supplement dated February 23, 2021)

HSBC USA Inc.
$342,000 Barrier Uncapped Market Participation Securities TM

▶	Barrier Uncapped Market Participation Securities TM linked to the least performing of the common stock of Advanced Micro Devices, Inc. and the Class A common stock of Block, Inc.

▶	Maturity of approximately 2 years

▶	206% (2.06x) exposure to any positive return of the Least Performing Underlying

▶	Contingent repayment of principal if the Reference Return of the Least Performing Underlying is greater than or equal to the Barrier Percentage of -30%

▶	1x exposure to any negative Reference Return of the Least Performing Underlying if its Reference Return is less than -30%

▶	Any payments on the securities are subject to the credit risk of HSBC USA Inc.

The Barrier Uncapped Market Participation Securities TM linked to the least performing of the common stock of Advanced Micro Devices, Inc. and the Class A common stock of Block, Inc. (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-12 of this document.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the securities on the Trade Date is $996.90 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000.00	$10.00	$990.00
Total	$342,000.00	$3,420.00	$338,580.00

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-12 of this document.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Barrier Uncapped Market Participation Securities TM

Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc. and the Class A Common Stock of Block, Inc.

This document relates to a single offering of Barrier Uncapped Market Participation Securities TM. The securities will have the terms described in this document and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return of the Least Performing Underlying (each as defined below) is less than -30%, lose up to 100% of your principal.

This document relates to an offering of securities linked to the least performing of the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Underlyings as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	The common stock of Advanced Micro Devices, Inc. (Ticker: AMD) and the Class A common stock of Block, Inc. (Ticker: SQ) (each, an “Underlying” and together the “Underlyings”)
Pricing Date:	February 25, 2022
Trade Date:	February 28, 2022
Original Issue Date:	March 3, 2022
Final Valuation Date:	February 28, 2024, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	March 4, 2024. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Upside Participation Rate:	206.00% (2.06x)
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Reference Return of the Least Performing Underlying is positive, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows :

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of either Underlying is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Final Price of the Least Performing Underlying has decreased from its Initial Price. If the Final Price of the Least Performing Underlying is less than 70% of its Initial Price, you will lose some or all of your investment.

For example, if the Reference Return of the Least Performing Underlying is -60%, you will incur a 60% loss and receive 40% of the Principal Amount, subject to the credit risk of the Issuer.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Barrier Percentage:	-30%
Initial Price:	$121.06 with respect to AMD, and $119.82 with respect to SQ, each of which was its Official Closing Price on the Pricing Date.
Final Price:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
CUSIP/ISIN:	40439JD69 / US40439JD692
Form of Securities:	Book-Entry

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the securities is less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors—The Estimated Initial Value of the securities, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”

GENERAL

This document relates to an offering of securities. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Underlying or any component security included in either Underlying or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the Stock-Linked Underlying Supplement dated February 23, 2021. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026622/tm217170d1_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of each Underlying is positive, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of either Underlying is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Final Price of the Least Performing Underlying has decreased from its Initial Price. If the Final Price of the Least Performing Underlying is less than 30% of its Initial Price, you will lose some or all of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

INVESTOR SUITABILITY

The securities may be suitable for you if:

▶	You seek an investment with an enhanced return linked to the least performing of the Underlyings and you believe the Reference Return of the Least Performing Underlying will be above the Barrier Percentage.

▶	You are willing to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage.

▶	You understand and accept that your investment may not provide full return of principal.

▶	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid on the Underlyings.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the securities to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▶	You believe that the Reference Return of at least one Underlying will be less than the Barrier Percentage or that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on the Underlyings.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the securities to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks included in any Underlying. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this document and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Indices” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Securities

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Least Performing Underlying from the Pricing Date to the Final Valuation Date on a 1-to-1 basis if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage. Accordingly, your Payment at Maturity will be less than the Principal Amount of the securities. If the Final Price of the Least Performing Underlying is less than 70% of its Initial Price, you will lose some or all of your investment.

Since the securities are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the price of each Underlying.

Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these securities, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of any of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

The amount payable on the securities is not linked to the prices of the Underlyings at any time other than on the Final Valuation Date.

The Final Prices of the Underlyings will be based on the Official Closing Prices of the Underlyings on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Least Performing Underlying appreciates during the term of the securities other than on the Final Valuation Date but then decreases on the Final Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Least Performing Underlying prior to such decrease. Although the actual prices of the Underlyings on the Maturity Date or at other times during the term of the securities may be higher than their respective Final Prices, the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the Final Valuation Date.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

General Risk Factors

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The Estimated Initial Value of the securities, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that may be initially used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The securities lack liquidity.

The securities will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Least Performing Underlying relative to its Initial Price. We cannot predict the Final Price of either Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of either Underlying or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Price of each Underlying:	$100

▶	Barrier Percentage:	-30%

▶	Upside Participation Rate:	206.00%

The actual Initial Price of each Underlying is set forth on page PS-2 of this document.

Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
100.00%	$3,060.00	206.00%
90.00%	$2,854.00	185.40%
80.00%	$2,648.00	164.80%
70.00%	$2,442.00	144.20%
60.00%	$2,236.00	123.60%
50.00%	$2,030.00	103.00%
40.00%	$1,824.00	82.40%
30.00%	$1,618.00	61.80%
20.00%	$1,412.00	41.20%
10.00%	$1,206.00	20.60%
5.00%	$1,103.00	10.30%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Reference Return of the Least Performing Underlying is positive.

Underlying	Initial Price	Final Price
AMD	$100.00	$110.00 (110% of its Initial Price)
SQ	$100.00	$105.00(105% of its Initial Price)

SQ is the Least Performing Underlying. Because the Initial Price of the SQ is $100.00 and the Final Price of the SQ is $103.00, the Reference Return of the Least Performing Underlying is 5.00%, calculated as follows:

Final Price of the SQ – Initial Price of the SQ

Initial Price of the SQ

($105.00 - $100.00) / $100.00 = 5.00%

Because the Reference Return of the Least Performing Underlying is positive, the Final Settlement Value would be $1,103.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

= $1,000 + ($1,000 × 5% × 206.00%)

= $1,103.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return of the Least Performing Underlying multiplied by the Upside Participation Rate when the Least Performing Underlying appreciates.

Example 2: The Reference Return of the Least Performing Underlying is less than zero, but greater than the Barrier Percentage.

Underlying	Initial Price	Final Price
AMD	$100.00	$90.00 (90% of its Initial Price)
SQ	$100.00	$85.00 (85% of its Initial Price)

SQ is the Least Performing Underlying. Because the Initial Price of the SQ is $100.00 and the Final Price of the SQ is $85.00, the Reference Return of the Least Performing Underlying is -15.00%, calculated as follows:

Final Price of the SQ – Initial Price of the SQ

Initial Price of the SQ

($85.00 - $100.00) / $100.00 = -15.00%

Because the Reference Return of the Least Performing Underlying is less than zero but greater than the Barrier Percentage of -30%, the Final Settlement Value would be $1,000 per $1,000 Principal Amount (a zero return).

Example 3: The Reference Return of the Least Performing Underlying is less than the Barrier Percentage.

Underlying	Initial Price	Final Price
AMD	$100.00	$40.00 (40% of its Initial Price)
SQ	$100.00	$120.00 (120% of its Initial Price)

AMD is the Least Performing Underlying. Because the Initial Price of the AMD is $100.00 and the Final Price of the AMD is $40.00, the Reference Return of the Least Performing Underlying is -60.00%, calculated as follows:

Final Price of the AMD – Initial Price of the AMD

Initial Price of the AMD

($40.00 - $100.00) / $100.00 = -60.00%

Because the Reference Return of the Least Performing Underlying is less than -30.00%, the Final Settlement Value would be $400.00 per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying)

= $1,000 + ($1,000 × -60.00%)

= $400.00

Example 4 shows that you are fully exposed on a 1-to-1 basis to declines in the price of the Least Performing Underlying if the Reference Return of the Least Performing Underlying is less than -30%. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

INFORMATION RELATING TO THE UNDERLYINGS

Description of AMD

Advanced Micro Devices, Inc. (AMD) produces semiconductor products and devices. The Company offers products such as microprocessors, embedded microprocessors, chipsets, graphics, video and multimedia products and supplies it to third-party foundries, as well as provides assembling, testing, and packaging services. AMD serves customers worldwide. The shares of common stock of Advanced Micro Devices, Inc. trade and are listed on the NASDAQ under the symbol "AMD."

Information filed by Advanced Micro Devices, Inc. with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (https://www.sec.gov).

Historical Performance of AMD

The following graph sets forth the historical performance of the AMD based on the daily historical closing prices from January 2, 2015 through February 28, 2022. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the AMD should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the AMD on the Final Valuation Date.

Description of SQ

Block, Inc. provides mobile payment solutions. The Company develops point-of-sale software that helps in digital receipts, inventory, and sales reports, as well as offers analytics and feedback. Block, Inc. also provides financial and marketing services. The shares of class A common stock of Block, Inc. trade and are listed on the New York Stock Exchange under the symbol "SQ."

Information filed by Block, Inc. with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (https://www.sec.gov).

Historical Performance of SQ

The following graph sets forth the historical performance of the SQ based on the daily historical closing prices from November 19, 2015 through February 28, 2022. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of SQ should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of SQ on the Final Valuation Date

EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this document. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of each and every Underlying, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. has offered the securities at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

Delivery of the securities will be made against payment for the securities on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and consult your tax advisor regarding the possible consequences to you if any Underlying is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

VALIDITY OF THE SECURITIES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated February 23, 2021, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 23, 2021, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 23, 2021.

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$342,000

Barrier Uncapped Market
Participation SecuritiesTM Linked to
the Least Performing of the Common
Stock of Advanced Micro Devices,
Inc. and the Class A Common Stock
of Block, Inc.

February 28, 2022

Pricing Supplement

Pricing Supplement
General	PS-4
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Illustrative Examples	PS-9
Information Relating to the Underlyings	PS-11
Events of Default and Acceleration	PS-12
Supplemental Plan of Distribution (Conflicts of Interest)	PS-12
U.S. Federal Income Tax Considerations	PS-12
Validity of the Securities	PS-13

Stock-Linked Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the
Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58